EXHIBIT 99.1

Animal Health International, Inc. Announces Its First Quarter of Fiscal Year 2009 Earnings

WESTLAKE, Texas, Nov. 4, 2008 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased 2.8%, or $4.6 million, to $169.0 million for the three months ended September 30, 2008, compared with the same quarter last year. Acquisitions accounted for $11.3 million of sales. Organic sales declined 4.1% from the same period last year. Net income was $0.3 million or $0.01 per fully diluted share. Last year the net income for the first quarter was $1.0 million or $0.04 per fully diluted share.

 * Margins improved during the first quarter to 17.9% of net sales compared to 17.4% last year.  Transactional profit margins were up
   0.8% versus last year but offset 0.4% by higher transportation cost.
 * SG&A expenses increased due to the acquisition of Kane Veterinary
   Supplies and higher fuel costs.

Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter was $4.9 million, a decrease of $1.1 million or 18.2% compared to the same period last year.

As of September 30, 2008, our asset based loan had $31.8 million of availability.

Fiscal Year 2009 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Due to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices, the Company is revising its guidance for fiscal year 2009. Net sales for fiscal year 2009 are now expected to be in the range of $650 to $680 million. EBITDA is estimated to be in the range of $29.0 to $33.0 million, and net income for its fiscal year to be in the range of $7.3 to $9.3 million. This excludes any projections for future acquisitions.

Jim Robison, chairman and CEO, stated, "We do not believe that the slowing of our markets is structural, and we are optimistic about the long term prospects for our company and industry. However, given the disappointing results this quarter, we are taking the following actions: (1) consolidating non-profitable locations; (2) reducing headcount, freezing salary and wage increases, and suspending bonuses; (3) reducing freight and fuel utilization; and (4) adjusting pricing and credit procedures."

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing 719-785-1758. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense) and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
 requirements for capital expenditures or contractual commitments;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
 * Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 65,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 9, 2008. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                   ANIMAL HEALTH INTERNATIONAL, INC.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                                                 Three months ended
                                                    September 30,
                                                --------------------
                                                   2007       2008
                                                ---------  ---------
 Net sales                                      $ 164,365  $ 169,023
 Direct cost of products sold                     135,734    138,723
                                                ---------  ---------
 Gross Profit                                      28,631     30,300
 Selling, general, and administrative expenses
  (including salary, wages, commission, and
  related benefits)                                22,917     25,618
 Depreciation and amortization                      1,645      2,076
                                                ---------  ---------
  Operating income                                  4,069      2,606
 Other income (expense):
  Other income                                        287        229
  Interest expense                                 (2,647)    (2,334)
                                                ---------  ---------
   Income before income taxes                       1,709        501
 Income tax expense                                  (688)      (217)
                                                ---------  ---------
   Net income                                   $   1,021  $     284
                                                ---------  ---------
    Net income available to common shareholders $   1,021  $     284
 -------------------------------------------------------------------
 Earnings per share:
  Basic                                         $    0.04  $    0.01
  Diluted                                       $    0.04  $    0.01
 Weighted average shares outstanding:
  Basic                                            24,330     24,330
  Diluted                                          24,330     24,330
 -------------------------------------------------------------------

                   ANIMAL HEALTH INTERNATIONAL, INC.
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                                 June 30,  Sept. 30,
                                                  2008       2008
                                                ---------  ---------
                Assets

 Current assets:
  Cash and cash equivalents                     $   2,452  $   3,260
  Accounts receivable, net                         84,549     91,428
  Merchandise inventories, net                     98,847    113,464
  Other current assets                              6,114      5,375
                                                ---------  ---------
    Total current assets                          191,962    213,527
 Noncurrent assets:
  Property, plant, and equipment, net              17,096     17,197
  Goodwill and other intangible assets            151,876    150,756
  Other noncurrent assets                           4,365      3,641
                                                ---------  ---------
    Total assets                                $ 365,299  $ 385,121
                                                =========  =========
     Liabilities and Stockholders' Equity

 Current liabilities:
  Accounts payable                              $  86,213  $ 104,333
  Accrued liabilities                              13,879     11,511
  Current portion of long-term debt                 1,259      1,256
                                                ---------  ---------
    Total current liabilities                     101,351    117,100
 Noncurrent liabilities:
  Long-term debt, net of current portion          137,162    141,537
  Other noncurrent liabilities                     30,562     29,891
                                                ---------  ---------
    Total liabilities                             269,075    288,528
                                                ---------  ---------

 Stockholders' equity                              96,224     96,593
                                                ---------  ---------
    Total liabilities and stockholders' equity  $ 365,299  $ 385,121
                                                =========  =========

                   ANIMAL HEALTH INTERNATIONAL, INC.
                         EBITDA Reconciliation
                            (In thousands)
                              (Unaudited)

                                                Three months ended
                                                   September 30,
                                               ---------------------
                                                 2007        2008
                                               ---------   ---------
 Net Income                                    $   1,021   $     284
  Interest expense                                 2,647       2,334
  Income tax expense                                 688         217
  Depreciation and amortization                    1,645       2,076
                                               ---------   ---------
 EBITDA                                        $   6,001   $   4,911
                                               =========   =========

CONTACT:  Animal Health International, Inc.
          Damian Olthoff
          817-859-3000